ARTICLES OF INCORPORATION
                                   OF
                          UPTICK CONSULTING, INC.

                                    1.
The name of the corporation is: UPTICK CONSULTING, INC.

                                    2.
The corporation has authority to be exercised by the Board of Directors to issue not more than one (1,000,000) million shares of common stock.

                                    3.
The initial registered office of the corporation is 5185 Sunburst Drive, Norcross, Gwinnett County, Georgia 30092. The initial registered agent of the corporation is Michael Dion.

                                     4.
No Director shall have any personal liability to the corporation or to its shareholders for monetary damages for breach of duty or care or other duty as a director, except for the following:
(a) For any appropriation, in violation of his duties, of any business opportunity of the corporation;
(b) For acts or omissions which involve intentional misconduct or a knowing violation of law'
(c) For the types of liability set forth in Section 14-2-831 of the Official Code of Georgia Annotated; or
(d) For any transaction from which the director received an improper personal benefit.

                                     5.
The name and address of the incorporator, who is a natural person over twenty-one (21) years of age, is:

Howard E. Beer
Attorney at Law
Suite 849, Wachovia Building
315 Ponce de Leon Avenue
Decatur, Georgia 30030

                                     6.
The mailing address of the initial principal office of the corporation is 5185 Sunburst Drive, Norcross, Gwinnett County, Georgia 30092.


IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.

This 18th day of December 1998.

/s/ Howard E. Beer
Howard E. Beer
Incorporator

Suite 849, Wachovia Building
315 Ponce de Leon Avenue
Decatur, Georgia 30030-2441
(770) 978-4962